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[SAUER DANFOSS LOGO]



FOR IMMEDIATE RELEASE
JANUARY 22, 2001


SAUER-DANFOSS INC. COMPLETES ACQUISITION OF COMPACT CONTROLS INC.

AMES, IOWA, USA, JANUARY 22, 2001--SAUER-DANFOSS INC. (NYSE: SHS; FSE: SAR) today announced that it has completed the acquisition of Compact Controls Inc. ("CCI"). The transaction enhances Sauer-Danfoss' ability to be among the leading manufacturers of cartridge valves and hydraulic integrated circuit ("HIC") manifolds in North America. Sauer-Danfoss had announced in August 2000 that they had entered into a memorandum of understanding to purchase Compact Controls.

The cash acquisition will be accounted for under the purchase method of accounting and is expected to be immediately accretive to earnings. Terms of the agreement were not disclosed.

Located in Hillsboro, Oregon, Compact Controls Inc. is a manufacturer of hydraulic cartridge valves and HIC manifolds. Since its founding in 1977 by Fred Rosebraugh, CCI has grown into a technology leader known and acknowledged for its high-quality products and customer focus within the application areas of material handling, construction and agriculture machinery. CCI has 270 employees and annual sales of approximately $35 million.

Compact Controls Inc. will form part of the Sauer-Danfoss global business unit, GBU Valves, headed by Vice President, Henrik Krabsen. The global business unit develops and manufactures hydraulic load sensing proportional valves, electrical actuators, joysticks, directional valves and cartridge/HIC manifolds and has development and manufacturing facilities in Easley, South Carolina, and Nordborg, Denmark, in addition to the facility in Hillsboro, Oregon.

"This acquisition is a very important step in establishing Sauer-Danfoss as a significant global player in the cartridge/HIC manifold market," commented Henrik Krabsen. "Compact Controls is a well-known and respected company in North America, and we are pleased and proud to welcome them into the worldwide team at Sauer-Danfoss. Moreover, we are very fortunate that Fred Rosebraugh and the entire Compact Controls team will help us develop the cartridge/HIC manifold business globally."

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Fred Rosebraugh commented, "We feel privileged and excited to have become part of a company that has similar values pertaining to customer satisfaction, quality and a sincere commitment to the environment. The two companies complement each other, with our products satisfying systems requirements for Sauer-Danfoss, and Sauer-Danfoss providing an entrance into a vast variety of applications for our cartridges and manifolds. This is a very positive and beneficial relationship for our companies and employees."

Michael Skjerning will become Director of Operations at Compact Controls. Skjerning will head up the consolidated activities of cartridge/HIC manifolds in North America within GBU Valves and will report directly to Henrik Krabsen.

Sauer-Danfoss Inc. is a worldwide leader in the design, manufacture and sale of engineered hydraulic systems and components for use primarily in applications of off-highway mobile equipment. Sauer-Danfoss, with approximately 7,000 employees worldwide and sales of about $950 million, has manufacturing and engineering capabilities in Europe, the United States and China, and principal business centers in Ames, Iowa; Neumunster, Germany; and Nordborg, Denmark. More details online at www.sauer-danfoss.com.



FOR FURTHER INFORMATION PLEASE CONTACT:
SAUER-DANFOSS INC. - INVESTOR RELATIONS

KENNETH D. MCCUSKEY           Sauer-Danfoss Inc.     Phone:  (515) 239-6364
Vice President - Finance      2800 East 13th Street  Fax:    (515) 239-6443
                              Ames, Iowa, USA 50010 kmccuskey@sauer-danfoss.com

JOHN N. LANGRICK              Sauer-Danfoss Inc.     Phone:   +49-4321-871-190
Director of Finance - Europe  Krokamp 35             Fax:     +49-4321-871-121
                              D-24539 Neumunster     jlangrick@sauer-danfoss.com


Internet:  http://www.sauer-danfoss.com